Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 23, 2014	President and CEO
or
Keith A. Simpson
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER SHARE FOR THE THREE MONTHS ENDED SEPTEMBER 2014

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $299 thousand or $0.15 per diluted share, for the three months ended September 30, 2014 as compared to $210 thousand or $0.10 per diluted share for the same period in 2013. The $89 thousand increase in net income during the three months ended September 30, 2014 was primarily attributable to a $174 thousand increase in net interest income, and a $9 thousand decrease in provisions for loan losses, which were partially offset by a $56 thousand increase in non-interest expense, and a $39 thousand increase in income tax expense. The increase in net interest income during the three months ended September 30, 2014 was attributable to a $118 thousand increase in interest income and a $56 thousand decrease in interest expense. The increase in interest income was primarily attributable to higher yields on the Company’s mortgage-backed securities and Federal Home Loan Bank (“FHLB”) stock, which were partially offset by lower average balances of net loans outstanding, when compared to the same period in 2013. The increase in yield on the mortgage-backed securities portfolio was attributable to higher spreads in this sector. The increase in yields on FHLB Stock was attributable to a higher dividend rate paid by the FHLB. The decrease in loan volumes was primarily due to lower volumes of construction and mortgage loans outstanding. The decrease in interest expense was primarily attributable to lower rates paid on FHLB long-term borrowings, and lower average balances of FHLB short-term borrowings, which were partially offset by higher average balances of FHLB long-term borrowings, when compared to the same period in 2013. The increase in non-interest expense was primarily attributable to higher employee related costs, legal expenses, provisions for off-balance sheet (loan origination) commitments, and professional fees and services, during the three months ended September 30, 2014, when compared to the same period in 2013. The increase in income tax expense was primarily due to higher levels of taxable income. The decrease in the provision for loan losses is attributable to changes in the Company’s performing and non-performing loan segments, when compared to the same period in 2013.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2014 (Unaudited)	June 30, 2014 (Unaudited)
Total assets	$317,236	$309,940
Cash and Cash Equivalents	1,533	1,360
Certificates of Deposits	350	598
Investment securities available-for-sale	26,934	28,387
Investment securities held-to-maturity	36,283	22,047
Mortgage-backed securities held-to-maturity	207,793	215,335
Net loans receivable	30,956	29,724
Deposits	141,962	141,859
FHLB advances: long-term, fixed-rate	12,500	12,500
FHLB advances: long-term, variable-rate	105,305	99,196
FHLB advances: short-term	24,753	23,626
Equity	31,776	31,788
Book value per share – Common Equity	15.50	15.45
Book value per share – Tier I Equity	15.70	15.66
Annualized Return on average assets	0.38%	0.30%
Annualized Return on average equity	3.77%	2.87%
Tier I leverage ratio	10.13%	10.17%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2014	2013
Interest income	$1,520	$1,402
Interest expense	288	344

Net interest income	1,232	1,058
Provision for loan losses	3	12

Net interest income after provision for loan losses	1,229	1,046
Non-interest income	138	137
Non-interest expense	915	859

Income before income tax expense	452	324
Income taxes	153	114

NET INCOME	$299	$210

EARNINGS PER SHARE:
Basic	$0.15	$0.10
Diluted	$0.15	$0.10

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,051,110	2,057,930
Diluted	2,051,110	2,057,930